UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Corning Inc.
(Name of Issuer)
-----------------------------------------------------------

Common Stock
(Title of Class of Securities)
-----------------------------------------------------------

219350105
(CUSIP Number)
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Check the following box if a fee is being paid with this
statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip 219350105                              Page 2 of 9
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1
NAME OF REPORTING PERSON
S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Brinson Partners, Inc.
36-3664388
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2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

a 	/ /
b	/ /
-----------------------------------------------------------
3
SEC USE ONLY
-----------------------------------------------------------
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware corporation
-----------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH
-----------------------------------------------------------
5
SOLE VOTING POWER
-0-
-----------------------------------------------------------
6
SHARED VOTING POWER
12,846,798 shares
-----------------------------------------------------------
7
SOLE DISPOSITIVE POWER
-0-
-----------------------------------------------------------
8
SHARED DISPOSITIVE POWER
12,846,798 shares
-----------------------------------------------------------
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
12,846,798 shares
-----------------------------------------------------------
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*
-----------------------------------------------------------
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.6%
-----------------------------------------------------------
12
TYPE OF REPORTING PERSON*

IA CO
-----------------------------------------------------------
* SEE INSTRUCTION BEFORE FILLING OUT!

Cusip 219350105                              Page 3 of 9
----------------------------------------------------------
1
NAME OF REPORTING PERSON
S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Brinson Holdings, Inc.
36-3670610
-----------------------------------------------------------
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

a 	/ /
b	/ /
-----------------------------------------------------------
3
SEC USE ONLY
-----------------------------------------------------------
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware corporation
-----------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH
-----------------------------------------------------------
5
SOLE VOTING POWER
-0-
-----------------------------------------------------------
6
SHARED VOTING POWER
12,846,798 shares
-----------------------------------------------------------
7
SOLE DISPOSITIVE POWER
-0-
-----------------------------------------------------------
8
SHARED DISPOSITIVE POWER
12,846,798 shares
-----------------------------------------------------------
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,846,798 shares (see item 4 hereof).
-----------------------------------------------------------
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*
-----------------------------------------------------------
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.6%
-----------------------------------------------------------
12
TYPE OF REPORTING PERSON*

HC CO
-----------------------------------------------------------
* SEE INSTRUCTION BEFORE FILLING OUT!

Cusip 219350105                              Page 4 of 9
-----------------------------------------------------------
1
NAME OF REPORTING PERSON
S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

SBC Holding (USA), Inc.
13-3506524
-----------------------------------------------------------
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

a / /
b / /
-----------------------------------------------------------
3
SEC USE ONLY
-----------------------------------------------------------
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware corporation
-----------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH
-----------------------------------------------------------
5
SOLE VOTING POWER
-0-
-----------------------------------------------------------
6
SHARED VOTING POWER
13,416,428 shares
-----------------------------------------------------------
7
SOLE DISPOSITIVE POWER
-0-
-----------------------------------------------------------
8
SHARED DISPOSITIVE POWER
13,416,428 shares
-----------------------------------------------------------
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
13,416,428 shares
-----------------------------------------------------------
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*
-----------------------------------------------------------
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.8%
-----------------------------------------------------------
12
TYPE OF REPORTING PERSON*

HC CO
-----------------------------------------------------------
* SEE INSTRUCTION BEFORE FILLING OUT!
-----------------------------------------------------------

Cusip 219350105                              Page 5 of 9
-----------------------------------------------------------
1
NAME OF REPORTING PERSON
S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Swiss Bank Corporation
13-5424347
-----------------------------------------------------------
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

a  / /
b  / /
-----------------------------------------------------------
3
SEC USE ONLY
-----------------------------------------------------------
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Swiss banking corporation
-----------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH
-----------------------------------------------------------
5
SOLE VOTING POWER
-0-
-----------------------------------------------------------
6
SHARED VOTING POWER
13,416,428 shares
-----------------------------------------------------------
7
SOLE DISPOSITIVE POWER
-0-
-----------------------------------------------------------
8
SHARED DISPOSITIVE POWER
13,416,428 shares
-----------------------------------------------------------
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
13,416,428 shares
-----------------------------------------------------------
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*
-----------------------------------------------------------
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.8%
-----------------------------------------------------------
12
TYPE OF REPORTING PERSON*

HC CO

* SEE INSTRUCTION BEFORE FILLING OUT!
-----------------------------------------------------------

Cusip 219350105                              Page 6 of 9
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Item 1(a) Name of Issuer:
Corning Inc. (the "Company")
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Item 1(b) Address of Issuer's Principal Executive Offices:
One Riverfront Plaza
Corning, NY  14831
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Item 2(a) Name of Person Filing:
Brinson Partners, Inc.("BPI"), Brinson Holdings, Inc.
("BHI"), SBC Holding (USA), Inc. ("SBCUSA") and Swiss Bank
Corporation ("SBC").
-----------------------------------------------------------

Item 2(b) Address of Principal Business:
BPI and BHI's principal business office is located at:
209 South LaSalle, Chicago, Illinois  60604-1295
SBCUSA's principal business office is located at:
222 Broadway, New York, NY  10038
SBC's principal business office is located at:
Aeschenplatz 6 CH-4002
Basel, Switzerland
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Item 2(c) Citizenship:
Incorporated by reference to Item 4 of the cover pages.
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Item 2(d) Title of Class of Securities:
Common Stock (the "Common Stock")
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Item 2(e) CUSIP Number:
219350105
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Item 3 Type of Person Filing:
BPI is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940. Each of BHI, SBCUSA and SBC is a Parent Holding Company in accordance with section 240.13d-1(b)(1)(ii)(G).
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Item 4 Ownership:
Incorporated by reference to Items 5-11 of the cover pages.
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Item 5 Ownership of Five Percent or Less of a Class:
Not Applicable
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Item 6 Ownership of More than Five Percent on Behalf of
Another Person:
Accounts managed on a discretionary basis by BPI have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock. No account holds more than 5 percent of the outstanding Common Stock.
-----------------------------------------------------------

Item 7 Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported on By the Parent
Holding Company:
See item 3 above
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

Cusip 219350105                              Page 7 of 9
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Item 8 Identification and Classification of Member of the
Group:
Not Applicable
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Item 9 Notice of Dissolution of Group:
Not Applicable
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Item 10 Certification:
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.
-----------------------------------------------------------

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 1998

Brinson Partners, Inc.
Brinson Holdings, Inc.

By:/s/ Mark F. Kemper
Mark F. Kemper
Assistant Secretary of the above Companies


SBC Holding (USA), Inc.

By:  /s/Mario Cueni         By:/s/ Mike Daly
Mario Cueni                 Mike Daly
Secretary                   Treasurer


Swiss Bank Corporation

By: /s/ Martin Weber         By:/s/ Mario Cueni
Martin Weber                 Mario Cueni
Legal Adviser                Managing Director
                             Legal Adviser
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

Cusip 219350105                              Page 8 of 9
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INDEX TO EXHIBITS
EXHIBIT 1 - AGREEMENT TO MAKE A JOINT FILING
EXHIBIT 2 - DELEGATION OF AUTHORITY
-----------------------------------------------------------

EXHIBIT 1
AGREEMENT TO MAKE A JOINT FILING

Brinson Partners, Inc., Brinson Holdings, Inc., SBC Holding
(USA) Inc., and Swiss Bank Corporation each agrees that this
Schedule 13G (including all amendments thereto) is filed by and on behalf of each such party.

Date:  February 11, 1998

Brinson Partners, Inc.
Brinson Holdings, Inc.

By:/s/ Mark F. Kemper
Mark F. Kemper
Assistant Secretary of the above Companies


SBC Holding (USA), Inc.

By:  /s/Mario Cueni         By:/s/ Mike Daly
Mario Cueni                 Mike Daly
Secretary                   Treasurer


Swiss Bank Corporation

By: /s/ Martin Weber         By:/s/ Mario Cueni
Martin Weber                 Mario Cueni
Legal Adviser                Managing Director
                             Legal Adviser
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

Cusip 219350105                              Page 9 of 9
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EXHIBIT 2
DELEGATION OF AUTHORITY

I, Samuel W. Anderson, as Vice President and Secretary of Brinson Holdings, Inc. and Brinson Partners, Inc. (collectively the "Companies"), hereby delegate to Mark F. Kemper, as Assistant Secretary to the Companies, all necessary power and authority to execute, on behalf of the Companies, the following regulatory filings which the Companies may from time to time be obligated to file: Securities and Exchange Commission Forms 13F, 13G, 13D, 3, 4, and 5; Department of the Treasury International Capital Form S, and any other forms required in connection therewith.

Effective February 15, 1993


/s/  Samuel W. Anderson
Samuel W. Anderson
Vice President and Secretary